EX.99(l)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7098 Telephone: (215) 564-8000 Fax: (215) 564-8120

Direct Dial: (215) 564-8198

February 12, 2014

BMO Lloyd George Frontier Markets Equity Fund
111 East Kilbourn Avenue, Suite 200
Milwaukee, Wisconsin 53202
Attn: John M. Blaser

Dear Mr. Blaser,

We have acted as counsel for BMO Lloyd George Frontier Markets Equity Fund, a Delaware statutory trust (the “Trust”), operating as a closed-end interval fund, in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”).

This opinion is furnished in accordance with the requirements of Item 25(2)(l) of Form N-2 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”).

                We have examined the Certificate of Trust of the Trust, the Agreement and Declaration of Trust of the Trust (under which the Trust is authorized to issue an unlimited number of shares of beneficial interest, all with no par value) (the “Declaration”), the By-Laws of the Trust, certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated February 12, 2014 from the State of Delaware.

                 We have also examined the Registration Statement on Form N-2 filed by the Trust (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

                 In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Funds and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.           The Shares will be issued in accordance with the Trust’s Declaration and By-laws and resolutions of the Trust’s Board of Trustees, relating to the creation, authorization, issuance and sale of the Shares.

2.           The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, so long as the Trust remains a valid and subsisting entity under the laws of its state of organization, the Shares registered through the Registration Statement to date will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:    /s/ Michael P. O’Hare
Michael P. O’Hare, Partner